Exhibit 99.1

April 17, 2013	Contact:
4:01 pm	Dave Mossberg
Three Part Advisors, LLC
Tel: 817-310-0051

MICROFINANCIAL INCORPORATED ANNOUNCES

FIRST QUARTER 2013 RESULTS

Burlington, MA — April 17, 2013 — MicroFinancial Incorporated (NASDAQ:MFI) a financial intermediary specializing in vendor based leasing and finance programs for microticket transactions, today announced financial results for the first quarter ended March 31, 2013.

Quarterly Highlights:

•	Net income increased by 12.7% to $2.3 million or $0.15 per diluted share on 14,786,580 shares;

•	Increased cash received from customers by 6.6% to $31.0 million, representing $2.10 per diluted share as compared to the first quarter of 2012;

•	Increased total revenues by 7.4% to $15.3 million as compared to the same period last year;

•	Contract originations were $20.1 million, down from $21.6 million for the same period in 2012;

•	Reduced net charge-offs by 20.1% to $4.2 million as compared to the same period last year; and

•	Paid a quarterly dividend of $0.9 million during the first quarter, representing $0.06 per share.

First Quarter Results:

Net income for the first quarter of 2013 was $2.3 million, or $0.15 per diluted share on 14,786,580 shares as compared to $2.0 million or $0.14 per diluted share based upon 14,600,775 shares for the same period last year.

Revenue for the quarter ended March 31, 2013 increased 7.4% to $15.3 million compared to $14.2 million in the first quarter of 2012 due primarily to increases in leasing revenues associated with our new lease originations and an increase in rental income. Income on leases was $10.2 million, an increase of $0.6 million from the same period last year, and rental income was $2.5 million, an increase of $0.2 million from the same period last year. Other revenue components contributed $2.6 million, an increase of $0.3 million from the same period last year.

Total operating expenses for the quarter increased 5.8% to $11.5 million from $10.9 million in the first quarter of 2012. Selling, general and administrative expenses increased $0.3 million to $4.7 million from $4.4 million for the same period last year primarily due to increases in personnel related expenses. The first quarter 2013 provision for credit losses remained flat at $4.9 million. First quarter 2013 net charge-offs decreased to $4.2 million from $5.2 million in the comparable period of 2012 while recoveries increased slightly to $1.4 million from $1.3 million for the same period in 2012. Depreciation and amortization expense for the first quarter of 2013 increased $0.3 million to $1.3 million as compared to the first quarter of 2012 due primarily to an increase in the number of TimePayment contracts coming to maturity and converting to rentals as well as an increase in the number of service contracts.

Cash received from customers increased 6.6% to $31.0 million during the first quarter of 2013. New originations for the quarter decreased 7.2% to $20.1 million as compared to $21.6 million in the first quarter of 2012. Headcount at March 31, 2013 was 151 as compared to 141 for the same period last year.

Richard Latour, President and Chief Executive Officer said, “We are pleased with our overall financial performance for the quarter. Despite the decline in origination dollars year over year, we realized a 7.8% increase in the number of applications and a 9.0% increase in the number of contracts originated. The decrease in origination dollars resulted from a decline in the average funded amount from approximately $5,400 in the first quarter of 2012 to $4,600 in the first quarter of 2013. Total revenues increased by 7.4% and net income improved 12.7% from the first quarter of 2012. Net charge-offs declined by $1.0 million and cash received from customers increased by $1.9 million as compared to the first quarter of 2012. We approved 255 new dealers during the quarter. In addition, we realized a 10.9% after tax return on average equity and a 5.4% after tax return on average assets.”

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	(Unaudited) March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$2,959	$3,557
Restricted cash	475	1,213
Net investment in leases:
Receivables due in installments	212,526	213,466
Estimated residual value	23,829	24,176
Initial direct costs	1,730	1,751
Less:
Advance lease payments and deposits	(3,146)	(3,278)
Unearned income	(60,937)	(62,244)
Allowance for credit losses	(14,747)	(14,038)

Net investment in leases	159,255	159,833
Investment in service contracts, net	1,179	797
Investment in rental contracts, net	1,120	1,037
Property and equipment, net	1,619	1,534
Other assets	1,541	1,658

Total assets	$168,148	$169,629

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 31, 2013	December 31, 2012
Revolving line of credit	$69,254	$70,380
Accounts payable	2,377	3,220
Dividends payable	39	40
Other liabilities	2,624	2,545
Income taxes payable	1,015	653
Deferred income taxes	8,889	10,399

Total liabilities	84,198	87,237

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at March 31, 2013 and December 31, 2012	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,501,080 and 14,470,219 shares issued at March 31, 2013 and December 31, 2012, respectively	145	145
Additional paid-in capital	47,670	47,500
Retained earnings	36,135	34,747

Total stockholders’ equity	83,950	82,392

Total liabilities and stockholders’ equity	$168,148	$169,629

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Revenues:
Income on financing leases	$10,204	$9,635
Rental income	2,503	2,317
Income on service contracts	176	85
Loss and damage waiver fees	1,441	1,287
Service fees and other	971	920

Total revenues	15,295	14,244

Expenses:
Selling general and administrative	4,662	4,356
Provision for credit losses	4,881	4,896
Depreciation and amortization	1,305	1,008
Interest	670	633

Total expenses	11,518	10,893

Income before provision for income taxes	3,777	3,351
Provision for income taxes	1,511	1,340

Net income	$2,266	$2,011

Net income per common share:
Basic	$0.16	$0.14

Diluted	$0.15	$0.14

Weighted-average shares:
Basic	14,495,411	14,284,087

Diluted	14,786,580	14,600,775

About The Company

MicroFinancial Inc. (NASDAQ:MFI), headquartered in Burlington, MA, is a financial intermediary specializing in microticket leasing and financing. We have been in operation since 1986.

Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.